UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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TCP International Holdings Ltd.
(Name of Registrant as Specified In Its Charter)
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TCP INTERNATIONAL HOLDINGS LTD.
Alte Steinhauserstrasse 1
6330 Cham, Switzerland
NOTICE OF AND INVITATION TO ATTEND THE EXTRAORDINARY GENERAL MEETING
OF SHAREHOLDERS TO BE HELD ON DECEMBER 29, 2014
An Extraordinary General Meeting of Shareholders of TCP International Holdings Ltd. will be held at the offices of our subsidiary at 325 Campus Drive, Aurora, Ohio 44202, United States on December 29, 2014, at 2:00 p.m., Eastern Standard Time. Except as the context otherwise requires, “TCP,” “we”, “our Company” and “us,” as used in the attached proxy statement, refers to TCP International Holdings Ltd.
Agenda of the Extraordinary General Meeting:
1.    Election of One Director effective as of the Election Effective Date
The board of directors proposes that Steven Willensky be elected as a member of the board of directors (whom we refer to as the “directors”) for a term beginning upon the day on which shareholder approval is obtained (which we refer to as the “Election Effective Date”), and expiring at our Annual General Meeting of Shareholders to be held in 2015.
2.    Election of a Member of the Compensation Committee of the Board of Directors effective as of the Election Effective Date
The board of directors proposes that Steven Willensky be elected as a member of the compensation committee of the board of directors for a term beginning on the Election Effective Date and expiring at our Annual General Meeting of Shareholders to be held in 2015.
All holders of our common shares that are registered in our share register with voting rights at the close of business on December 9, 2014, are entitled to vote at the Extraordinary General Meeting and any postponements of the meeting. The attached proxy statement and the accompanying proxy card(s) are being sent to shareholders on or about December 12, 2014. Notice of the Extraordinary General Meeting will also be published in the Swiss Official Gazette of Commerce.
Please date, sign and return the enclosed proxy card(s) in the enclosed envelope as promptly as possible or, if you hold your shares through an intermediary such as a bank, broker or other nominee, vote your shares by following the voting instructions you receive from your bank, broker or other nominee so that your shares may be represented at the Extraordinary General Meeting and voted in accordance with your wishes.
Admission to the Extraordinary General Meeting will be by admission ticket only. If you are a shareholder whose shares are registered in the share register as entitled to vote and you plan to attend the meeting, please check the appropriate box on the proxy card. In all cases, retain the top portion of the proxy card as your admission ticket to the Extraordinary General Meeting. If you are a shareholder whose shares are held through an intermediary, such as a bank, broker or other nominee, please follow the instructions in the attached proxy statement to obtain an admission ticket.

By Order of the board of directors

/s/ Laura A. Hauser
Laura A. Hauser General Counsel and Secretary December 2, 2014

Your vote is important. Whether or not you expect to attend the Extraordinary General Meeting, please promptly return your signed proxy card in the enclosed envelope. If you hold shares through an intermediary such as a bank, broker or other nominee promptly direct the voting of your shares by telephone or internet or any other method described in the instructions you receive from your broker.

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EXTRAORDINARY GENERAL MEETING PROXY SUMMARY
This summary highlights information contained in this Proxy Statement. It does not contain all information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Extraordinary General Meeting of Shareholders

• Time and Date	2:00 p.m., Eastern Standard Time, December 29, 2014
• Place	325 Campus Drive Aurora, Ohio 44202 United States
• Record Date	December 9, 2014
• Voting	Shareholders who are registered as shareholders with voting rights as of the Record Date are entitled to vote.
• Quorum	Presence at the Extraordinary General Meeting, in person or by proxy, of shareholders holding at least 1/3 of our shares registered with voting rights.
• Requisite Vote on Agenda Items
Assuming there is a quorum at the meeting:
•    The approval of Agenda Items 1 and 2 each require the affirmative vote of at least an absolute majority of the shares represented at the Extraordinary General Meeting.

• Entry
Admission to the Extraordinary General Meeting will be by admission ticket only.
•    The top portion of the enclosed proxy card is the admission ticket for shareholders of record entitled to vote.
•    Beneficial owners with shares held through an intermediary, such as a bank, broker or other nominee, should request admission tickets by writing to Laura A. Hauser, Esq., General Counsel and Secretary, TCP International Holdings Ltd., 325 Campus Drive, Aurora, Ohio 44202, United States, and include proof of beneficial share ownership, such as a copy of a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding such shares, confirming beneficial ownership of such shares as of the Record Date.

TCP INTERNATIONAL HOLDINGS LTD.
Alte Steinhauserstrasse 1
6330 Cham, Switzerland
PROXY STATEMENT
For the Extraordinary General Meeting of Shareholders to be held on December 29, 2014
This proxy statement is being furnished to our shareholders in connection with the solicitation by the board of directors of TCP International Holdings Ltd. (the "Company") of proxies to be voted by the independent proxy at the Extraordinary General Meeting of Shareholders to be held on December 29, 2014 (which we refer to as the “Extraordinary General Meeting”), and any postponements thereof, at the time and place and for the purposes set forth in the accompanying Notice of and Invitation to Attend the Extraordinary General Meeting of Shareholders. This proxy statement and the accompanying proxy card are being sent to shareholders on or about December 12, 2014. If you own registered shares, please date, sign and return all proxy cards to ensure that all of your shares are represented at the Extraordinary General Meeting.
If your shares are registered in our share register in your name, you may vote by written proxy or in person (including through a legal representative authorized by a written power of attorney) at the Extraordinary General Meeting.
Shares represented by valid proxies will be voted in accordance with the instructions provided by the proxies. You may revoke your proxy by signing another proxy card with a later date and returning it to us prior to the Extraordinary General Meeting or attending the meeting in person and casting a ballot.
Our board of directors has fixed the close of business on December 9, 2014 as the record date for determination of shareholders entitled to vote at the Extraordinary General Meeting and any postponements thereof. There were 27,696,288 shares registered with voting rights outstanding as of December 9, 2014.
Admission to the Extraordinary General Meeting will be by admission ticket only.  For shareholders of record entitled to vote, the top portion of the enclosed proxy card is your admission ticket. Beneficial owners with shares held through an intermediary, such as a bank, broker or other nominee, should request admission tickets by writing to Laura A. Hauser, Esq., General Counsel and Secretary, TCP International Holdings Ltd., 325 Campus Drive, Aurora, Ohio 44202, United States, and include proof of beneficial share ownership, such as a copy of a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming your beneficial ownership of such shares as of the record date of December 9, 2014.
Important Notice Regarding the Availability of Proxy Statement for the Extraordinary General Meeting of Shareholders to be held on December 29, 2014. This proxy statement and our other SEC filings are available at http://www.tcpi.com.

THE EXTRAORDINARY GENERAL MEETING
Time, Date and Place
The Extraordinary General Meeting will be held at 2:00 p.m., Eastern Standard Time on December 29, 2014, at the offices of our subsidiary at 325 Campus Drive, Aurora, Ohio 44202, United States.
Who Can Vote
Shareholders who are registered as shareholders with voting rights at the close of business on December 9, 2014, as shown in our share register, are entitled to vote, or to grant proxies to vote, at the Extraordinary General Meeting. If you acquire shares after the record date, you will not be entitled to vote these shares.
Under our Articles of Association (as amended), only shareholders who are shareholders registered with voting rights in our share register are entitled to vote. If you hold your shares in street name, you can direct your bank, broker, other nominee or other shareholder of record how to vote your shares as described below.
Shareholders of Record and Beneficial Owners
If your shares are registered directly in our share register in your name, you are considered to be the “shareholder of record” for those shares. The Notice of and Invitation to Attend the Extraordinary General Meeting of Shareholders, proxy statement and proxy card documents have been sent directly to you by us.
If your shares are held in street name in a stock brokerage account or by a bank or other shareholder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of and Invitation to Attend the Extraordinary General Meeting of Shareholders, proxy statement and proxy card documents have been forwarded to you by your bank, broker, other nominee or other shareholder of record. As the beneficial owner, you have the right to direct your bank, broker, other nominee or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting. It is then up to your bank, broker, other nominee or other holder of record to make sure your shares are represented and voted at the Extraordinary General Meeting.
Quorum
Our Articles of Association require the presence of a quorum for the Extraordinary General Meeting. The presence at the Extraordinary General Meeting, in person or by proxy, of shareholders holding at least 1/3 of our shares registered with voting rights will constitute a quorum. Abstentions and uninstructed shares will be counted as present for purposes of determining the presence or absence of a quorum at the Extraordinary General Meeting.
Proxies
A proxy card is being sent to each of our shareholders of record entitled to vote who held shares as of the record date. Shareholders of record who are entitled to vote can grant a proxy to vote on the agenda items presented by completing a proxy card and returning it by mail as explained in the next section entitled “How You Can Vote; Requisite Vote.”
If you hold shares in street name through an intermediary, such as a bank, broker or other nominee, you will receive voting instructions from that firm. Your bank, broker, other nominee or other shareholder of record may allow you to direct the voting of your shares by methods other than by mail, including by Internet or telephone. Please check the voting instruction form(s) provided to you by such person to see if they offer Internet or telephone voting.
On your proxy card, you can elect to appoint Squire Patton Boggs (US) LLP ("SPB"), as your independent proxy. SPB has offices located at 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114, United States. On November 26, 2014, SPB was appointed by our board of directors to serve as the independent proxy. Although SPB provides legal services to the Company from time to time, SPB is not providing any legal services to the Company in connection with this Extraordinary General Meeting and the board has determined that SPB meets the independence requirements of the Minder Ordinance and art. 728 Swiss Code of Obligation. At the Extraordinary General Meeting, SPB (or, if SPB is incapable of acting as independent proxy, another independent proxy appointed by our board of directors) will act as independent proxy as required under Swiss law.
If you have timely submitted your properly executed proxy card(s), your shares will be voted as indicated. If you have timely submitted your properly executed proxy card(s) but your voting instructions on any of the proposals are not clear, your shares will be not be voted.
SPB, the independent proxy, will vote on each proposal in this proxy statement (and on other matters properly presented for consideration at the Extraordinary General Meeting, if any) as instructed on the proxy card. We are not aware of any matters that are expected to come before the Extraordinary General Meeting other than those described in the Notice of and Invitation to Attend the Extraordinary General Meeting of Shareholders and this proxy statement.
How You Can Vote; Requisite Vote
Each outstanding share registered in our share register as a share with voting rights is entitled to one vote at the Extraordinary General Meeting. Shareholders can vote “for,” “against” or “abstain” on each proposal.
If your shares are registered in our share register in your name, you may vote by written proxy or in person (including through a legal representative authorized by a written power of attorney) at the Extraordinary General Meeting.
Please mark your proxy card, date and sign it, and return it in the enclosed envelope. If you misplaced your business reply envelope, you should mail your proxy card to Laura A. Hauser, Esq., General Counsel and Secretary, TCP International Holdings Ltd., 325 Campus Drive, Aurora, Ohio 44202, United States. Please date, sign and return all proxy cards that have been mailed to you to ensure that all of your shares are represented at the Extraordinary General Meeting.
If you hold shares through an intermediary such as a bank, broker or nominee, which we refer to collectively as a broker, the broker may generally vote the shares it holds in accordance with instructions received from you. Therefore, please follow the instructions provided by your broker when directing the voting of your shares. If you do not give instructions to your broker, your shares are referred to as “uninstructed shares” or “broker non-votes”. Whether the broker can vote these shares on your behalf depends on the agenda item. The following table summarizes the votes required to pass each agenda item and the effect of abstentions and uninstructed shares held by an intermediary subject to the U.S. Securities and Exchange Commission (the “SEC”) and New York Stock Exchange (the “NYSE”) rules regarding uninstructed shares:

Agenda Item		Votes Required for Approval	Abstentions	Uninstructed shares
1	Election of one director effective as of the Election Effective Date	Absolute majority of shares represented	Counted as a vote opposed to the Item	Not voted
2	Election of a member of the Compensation Committee of our Board of Directors effective as of the Election Effective Date	Absolute majority of shares represented	Counted as a vote opposed to the Item	Not voted

Revocation of Proxy
If you appoint a proxy, you may revoke that proxy at any time before it is voted at the Extraordinary General Meeting. You may do this by signing another proxy card with a later date and returning it to Laura A. Hauser, Esq., General Counsel and Secretary, TCP International Holdings Ltd., 325 Campus Drive, Aurora, Ohio 44202, United States, prior to the meeting or attending the meeting in person and casting a ballot or by appointing a representative to cast a ballot at the meeting. If you hold your shares in the name of a bank, broker or other nominee, please follow the instructions provided by your bank, broker or nominee in revoking any previously granted proxy.
Solicitation of Proxies
We will bear the expense of preparing, printing and mailing this proxy statement and the accompanying material. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, email or other telecommunications by our officers and regular employees who will receive no additional compensation for such activities.

AGENDA ITEM 1—ELECTION OF ONE DIRECTOR
EFFECTIVE AS OF THE ELECTION EFFECTIVE DATE
We have pledged to add at least one additional director within one year of our listing on the NYSE who meets the independence qualifications of the NYSE. Pursuant to a recommendation by our nominating and corporate governance committee, our board of directors has unanimously nominated Steven Willensky (the “Director Nominee”) for election to our board of directors at this Extraordinary General Meeting for a term that will begin on the Election Effective Date and expire at our Annual General Meeting of Shareholders to be held in 2015.
Following is the name, principal occupation, age, and certain other information for the director nominee, including his specific experience, qualifications, attributes and skills in relation to the criteria for director candidates described under “Corporate Governance—Director Nomination Process—Board Membership Criteria.”
Nominee for Election at this Extraordinary General Meeting: Steven Willensky
Steven Willensky, who is age 60, served in various roles at the lighting division of the General Electric Company (“GE”) from 1985-1997, including Vice President & General Manager, Worldwide Marketing and Product Management, and Vice President, Marketing and Product Management for GE Lighting Europe. He served as Executive Senior Vice President, Marketing and Sales, of American Greetings Corporation from 2002 through 2008. Since June 2010, he has served as a Board Trustee to Cleveland Sight Center, a non-profit organization. Since March 2011, he has served on the Board of Advisors for StarGreetz, Inc. Since May 2013, he has served as a Board Member of Intelligent Mobile Support, Inc. Since July 2014, he has served as President of Woodstock Theater Group LLC, a musical production company. Since June 2014, he has served as Chairman of Montefiore Housing Corporation, a non-profit organization. He has also been a member and investor of the North Coast Angel Fund since 2012, which is an investment fund focused on developing new companies in northeast Ohio.
The board nominated Mr. Willensky because it believes that his lighting industry and other corporate experience will make him an asset to the Company’s board of directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEE FOR A TERM THAT WILL BEGIN ON THE ELECTION EFFECTIVE DATE AND EXPIRE AT OUR ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD IN 2015.

AGENDA ITEM 2—ELECTION OF A MEMBER OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS EFFECTIVE AS OF THE ELECTION EFFECTIVE DATE
Pursuant to a recommendation by our nominating and corporate governance committee, our board of directors has unanimously nominated Steven Willensky for election as a member of the compensation committee of the board of directors for a term of office that will begin on the Election Effective Date and expire at our Annual General Meeting of shareholders to be held in 2015.
Information regarding Steven Willensky is provided earlier in this proxy statement, under the caption Nominees for Election at this Extraordinary General Meeting.
If this individual is not elected as member of the board of directors (Agenda Item 1), he will not be elected to our compensation committee even if his election is approved pursuant to this Agenda Item.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF STEVEN WILLENSKY AS A MEMBER OF THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS FOR A TERM THAT WILL BEGIN ON THE ELECTION EFFECTIVE DATE AND EXPIRE AT OUR ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD IN 2015.

CORPORATE GOVERNANCE
Current Directors
Ellis Yan , who is age 60, has served as our Chief Executive Officer ("CEO"), Chairman and as a director since 2010, and has served as the President and CEO of TCP’s North American Subsidiary, Technical Consumer Products, Inc. (“TCP US”), since 1993. He holds a bachelor’s degree in Accounting from Cleveland State University and received an Honorary Doctor of Business Administration degree from Cleveland State University. In 1989, Mr. Yan, together with his brother Solomon Yan, began developing, manufacturing and assembling lighting products in China. In 1993, he founded TCP US. From November 2009 until October 2011, he served on the board of directors of GreenField Solar Corp., a company in the solar energy field making high intensity photovoltaic concentrator systems.
Solomon Yan, who is age 69, has served as our President, Vice-Chairman and as a director since our founding, and has served as President of TCP’s Chinese subsidiaries since 1995. He holds a bachelor’s degree from East China University of Science and Technology. Mr. Yan has been in the lighting business since 1989 when he and his brother, Ellis Yan, began developing, manufacturing and assembling lighting products and the components used in those products in China.
Eric Peterson, who is age 65, has served as an independent director of our company since June 2014. He served in various roles in merchandising at The Home Depot from 1991 to 2011, including Senior Vice President of Merchandising, President of New Business, and President, Northwest Division. He holds a bachelor’s degree in Business Administration from Sacramento State University.
George Strickler, who is age 66, has served as an independent director of our company since June 2014. He has served as the Executive Vice President, Chief Financial Officer and Treasurer of Stoneridge, Inc since 2006. Mr. Strickler holds a bachelor’s degree in Accounting from Penn State University and a Master’s of Business Administration from the University of Akron.
Director Compensation
General.  Our director compensation program is designed to (i) attract and retain experienced and highly qualified individuals, (ii) align directors’ and shareholders’ interests and (iii) provide compensation commensurate with the responsibilities and workload expected from public company directors.
Our board of directors establishes non-employee director compensation. The compensation committee periodically reviews the amount and composition of non-employee director compensation and makes recommendations to the board of directors as needed with respect to changes in compensation form or amount. Employees who serve as directors do not receive additional compensation for their services as directors. We do not provide any perquisites to our non-employee directors.
We have agreed to pay the following types of compensation to each of our non-employee directors for their services as members of our board of directors:

•	$50,000 as an annual cash retainer;

•	$60,000 as an annual equity-based compensation grant; and

•	$12,000 as an additional annual cash retainer for serving as a committee chair.

Director Independence
Our Corporate Governance Guidelines provide that the board shall be comprised of a majority of directors who qualify as independent directors in accordance with the listing standards of the New York Stock Exchange (the “NYSE”). In accordance with the transition rules established by the NYSE, at least a majority of the members of the board are required to be independent prior to the one year anniversary of the Company’s listing on the NYSE, which is the reason that the board has nominated Mr. Willensky, whom the board has determined to be independent within the NYSE’s guidelines, to serve on the board.
No director will qualify as an independent director unless the board has affirmatively determined that the director meets the standards for being an independent director established from time to time by the NYSE, the SEC and any other applicable governmental and regulatory bodies. To be considered independent under the rules of the NYSE, the board must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Such director must also not be disqualified from being considered independent under Section 303A.02 of the NYSE Listed Company Manual.
The board reviews annually the relationships that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In the event that a director becomes aware of any change in circumstances that may result in such director no longer being considered independent under the listing standards of the NYSE or under applicable law, the directors are required to promptly inform the Chair of the nominating and corporate governance committee.
Based on these standards, our board of directors has determined that our non-employee directors, representing two of our four directors, are independent: Messrs. Peterson and Strickler. The board has also determined, based on these standards, that the director nominee is independent.
Board of Director Meetings
Since the beginning of 2014, our board of directors has held two meetings. Each director currently serving attended at least 75% of the aggregate number of meetings held by our board of directors and each committee on which he or she served in 2014.
Committees of Our Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition, duties and responsibilities of these committees are set forth below. In the future, our board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
Nominating and Corporate Governance Committee
Our board of directors has adopted a written charter for the nominating and corporate governance committee, which is available on our corporate website at http://investors.tcpi.com. The charter requires that the committee consist of two or more directors who qualify as “independent” under the listing standards of the NYSE and as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”). Currently, the members of our nominating and corporate governance committee are Ellis Yan, Eric Peterson, and George Strickler. George Strickler is the chair of our nominating and corporate governance committee. Our board of directors has determined that Eric Peterson and George Strickler are independent under the listing standards of the NYSE and also qualify as “non-employee” directors within the meaning of Rule 16b-3. We expect the board to nominate Steven Willensky to the nominating and corporate governance committee upon or after his election to the board.

Since the beginning of 2014, the nominating and corporate governance committee has held one meeting.
Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending corporate governance policies and nominees for election to our board of directors and its committees. The nominating and corporate governance committee is responsible for, among other things: identifying and recommending to the board individuals qualified to serve as our directors and on committees of the board, advising the board with respect to the board composition, procedures and committees, developing and recommending to the board a set of corporate governance guidelines and maintaining and updating such guidelines, as appropriate, reviewing, approving or ratifying related party transactions and other matters which may pose conflicts of interest, reviewing annually the performance of the nominating and corporate governance committee and overseeing the evaluation of the board and our management.
Director Nomination Process
Although the nominating and corporate governance committee is responsible for identifying, screening and recommending candidates to the board for board membership, the board is responsible for nominating members for election to the board and for filling vacancies on the board that may occur between ordinary general meetings of shareholders. When formulating its board membership recommendations, the nominating and corporate governance committee also considers advice and recommendations from others as it deems appropriate.
The nominating and corporate governance committee will consider candidates recommended by shareholders. In considering candidates submitted by shareholders, the nominating and corporate governance committee takes into consideration the needs of the board and the qualifications of the candidate. The nominating and corporate governance committee may establish procedures, from time to time, regarding shareholder submission of candidates.
Board Membership Criteria
The nominating and corporate governance committee is responsible for assessing the appropriate balance of criteria required of board members.
The nominating and corporate governance committee may apply several criteria in selecting nominees. At a minimum, the committee considers (a) whether each such nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s oversight of the business and affairs of the Company and (b) the nominee’s reputation for honesty and ethical conduct in his or her personal and professional activities. Additional factors that the committee may consider include a candidate’s specific experiences and skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the committee considers appropriate in the context of the needs of the board.
Audit Committee
Our board of directors has adopted a written charter for the audit committee, which is available on our corporate website at http://investors.tcpi.com. Our audit committee charter requires that the committee consist of three or more directors who satisfy NYSE independence requirements and additional independence criteria set forth under Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. The charter allows, however, for the committee to be comprised of such number of directors who are not independent within the above definitions pursuant to the transition provisions of the NYSE rules for newly public companies. In order to be considered independent for purposes of Rule 10A-3(b)(1), our board of directors must consider whether the director has accepted, other than in his capacity as a member of the board, consulting, advisory or other fees from us or whether he or she is an affiliated person of us. Currently, the members of our audit committee are Ellis Yan, Eric Peterson and George Strickler. Our board of directors has determined that Eric Peterson and George Strickler are independent under the listing standards of the NYSE and Rule 10A-3(b)(1). Ellis Yan is not independent under the above-referenced standards because of his position as CEO of the Company.

George Strickler is the chair of our audit committee and qualifies, as an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. We expect the board to nominate Steven Willensky to the audit committee upon or after his election to the board.
Since the beginning of 2014, the audit committee has held two meetings.
The audit committee is responsible for, among other matters: assisting the board’s oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditors’ qualifications and independence, and the performance of our independent auditors and our internal audit function; deciding whether to recommend to the shareholders of the Company that they should appoint our independent auditors, and to pre-approve all audit, audit-related and other services (if any) to be provided by our independent auditors, and; preparing the report required to be prepared by the audit committee pursuant to the rules of the SEC for inclusion in our annual proxy statement.
Pursuant to NYSE listing requirements, we have an internal audit function, including third-party providers, to assess risk management and internal controls.
Compensation Committee
Our board of directors has adopted a written charter for the compensation committee, which is available on our corporate website at http://investors.tcpi.com. Our charter requires that compensation committee members satisfy NYSE independence requirements and additional independence criteria set forth under Rule 10C-1 of the Securities Exchange Act of 1934, as amended. In order to be considered independent for purposes of Rule 10C-1, our board of directors must consider whether the director has accepted, other than in his capacity as a member of the board, consulting, advisory or other fees from us or whether he or she is an affiliated person of us. Each of the members of our compensation committee qualifies as an independent director pursuant to NYSE rules, Rule 10C-1 as well as Section 162(m) of the Internal Revenue Code of 1986, as amended. Currently, the members of our audit committee are Ellis Yan, Eric Peterson, and George Strickler. Eric Peterson is the chair of our compensation committee. The board has nominated Mr. Willensky to serve on our compensation committee and has determined that he is independent under the standards of the NYSE. If shareholders approve Agenda Items 1 and 2, Mr. Willensky will serve as a member of our compensation committee.
Since the beginning of 2014, the compensation committee has held one meeting.
Our compensation committee oversees our compensation policies, plans and programs. The compensation committee is responsible for, among other things: reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees; reviewing and recommending compensation and the corporate goals and objectives relevant to compensation of our CEO; reviewing and approving compensation and corporate goals and objectives relevant to compensation for executive officers other than our CEO; evaluating the performance of our CEO and other executive officers in light of established goals and objectives; and administering our equity compensations plans for our employees and directors.
Compensation Committee Interlocks and Insider Participation
Neither Mr. Peterson nor Mr. Strickler is a former or current officer or employee of the Company or any of its subsidiaries, and neither has any relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act. Mr. Ellis Yan is currently the CEO of the Company. Disclosures required under Item 404 relating to Mr. Ellis Yan are discussed below under the heading "Other Matters—Related Party Transactions." In addition, during the last completed fiscal year, none of our executive officers has served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of our board or compensation committee.

Communicating with Directors
Shareholders and interested parties may communicate directly with Mr. Ellis Yan, the Chairman of our board of directors, or the independent directors as a group by mailing such communications to Chairman, c/o Laura A. Hauser, Esq., General Counsel and Secretary, TCP International Holdings Ltd., 325 Campus Drive, Aurora, Ohio 44202, United States, or e-mailing such communications to lhauser@tcpi.com. Such communications may be confidential and/or anonymous.
Board Leadership Structure
Currently, Mr. Ellis Yan serves as both the Chairman of the board and as the CEO. The Board believes that Mr. Yan’s service as both Chairman and CEO is in the best interests of the Company and its shareholders. At our meeting of the board of directors held on November 3, 2014, the board elected George Strickler to serve as our lead independent director. The board believes that our structure is adequate since we will have a majority of independent directors if Agenda Item 1 is approved. The Chairman of the board is elected by the Company’s shareholders annually at the Company’s ordinary general meeting.
The Chairman of the board presides at all meetings of the shareholders and of the board as a whole, and performs such other duties, and exercises such powers, as are prescribed in the Company’s Articles of Association and Organizational Regulations or by the board of directors.
The duties of the Chairman include:

1.	directing the preparation of the agenda for the General Meetings and meetings of the board of directors;

2.	chairing the General Meetings and meetings of the board of directors;

3.	informing the directors without delay of material extraordinary items; and

4.	performing any other matters reserved by law, the Articles of Association, or the Company’s charters to the Chairman.
The Role of the Board of Directors in the Oversight of Risk Management
The audit committee’s charter provides that the audit committee has the responsibility to discuss guidelines and policies with respect to risk assessment and risk management and discuss with management our major financial and enterprise risk exposures and the steps management has taken to monitor and control such exposures. The audit committee reports regularly to the full board of directors, which also considers our risk profile. The audit committee and the board of directors focus on the most significant risks that we face and our general risk management strategy, and also ensure that risks undertaken by us are consistent with the view of the board of directors as to the appropriate level of risk in light of general business conditions. While the board of directors and the audit committee oversee the Company’s risk management, our management is responsible for day-to-day risk management processes. Management assists the audit committee and the board of directors in the discharge of their responsibilities with respect to risk management oversight.

EXECUTIVE OFFICERS
Information regarding Mr. Ellis Yan, our CEO, and Mr. Soloman Yan, our President, is provided earlier in this proxy statement under the caption “Corporate Governance—Current Directors.”
Brian Catlett has served as our Chief Financial Officer and Treasurer since January 2014 after serving as our Senior Vice President of Global Finance since 2012. For over 25 years, Mr. Catlett has served in various executive capacities including chief financial officer and managing partner of a private equity fund. From 2004 until 2012, Mr. Catlett was a partner in Consumer Innovation Partners, a consumer products private equity fund. Mr. Catlett holds a bachelor’s degree in Business Administration from the University of Iowa.
Timothy Chen has served as our Senior Vice President-Research and Development since 2009. Prior to joining the Company, he worked as Design Manager with GE Lighting from 1999 to 2009. He has over 23 years of experience in lighting and electronic systems. He holds a bachelor’s degree in electrical engineering from Tainjin University and a Masters of Engineering in electrical engineering from Tsinghua University.
Jorge Fernandez has served as our Senior Vice President-Latin America since 2011. Prior to joining the Company, he served in various roles in finance and merchandising at The Home Depot from 2002 to 2011, the last role being Senior Director LED product development. He received a bachelor’s degree in Industrial and Systems Engineering from The Georgia Institute of Technology.
Laura Hauser has served as our General Counsel and Secretary since May 2013. Prior to joining our company, she was a litigation partner at Thompson Hine LLP from 2000 to 2013, representing organizations and businesses in legal matters, arbitration tribunals, and in mediating and resolving legal disputes. She served on the firm’s Ethics and Conflicts Committee. Ms. Hauser holds a bachelor’s degree from The Ohio State University and obtained her Juris Doctorate from The Case Western University School of Law.
Thomas Luecke has served as our Senior Vice President-EMEA since 2013 after serving as a Vice President of European Operations since 2010. Thomas Luecke has more than 17 years of experience in the lighting industry. Prior to joining the Company, he worked at Philips Lighting as Senior Sales Director EMEA from 2003 to 2010. He holds a bachelor’s degree in business from the Frankfurt University.
Huaqing Wang has served as our Senior Vice President-Manufacturing and Procurement since 2013 after serving as our Deputy General Manager since 2011. Ms. Wang has nearly 20 years of experience in engineering, quality control, and purchasing and production management. Prior to joining the Company, she was General Manager at Zhenjiang Zhongdian Digital Ltd., Co. from 2009 to 2011. She holds a bachelor’s degree in Mechanical Engineering from North China Institute of Technology in China.
Naiqi Zhao has served as our Senior Vice President-Information Technology and Logistics since 2010. He previously served in information technology and supply chain roles with increasing levels of responsibility for the Company since 2003. He holds a bachelor’s degree in Engineering from Shanghai University of Science and Technology.

EXECUTIVE COMPENSATION
As an emerging growth company under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, we have opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. The table below sets forth the annual compensation earned during 2013 by our principal executive officer and our next two most highly-compensated executive officers.
The evaluation of the performance and development of our executive officers is the responsibility of the compensation committee of our board. In this role, the committee reviews individual compensation and performance objectives while ensuring that we have effective and appropriate compensation programs in place. The compensation committee also considers whether any of our compensation policies and practices create risks to our risk management practices or provide risk-taking incentives to our executives and other employees. As the manager of our executive team, our CEO assesses each executive’s contribution to our corporate goals along with their individual goals and will make recommendations to our compensation committee regarding the executive officers’ compensation. The committee meets to review these recommendations as well as to complete an evaluation of the CEO’s similar contributions and make a determination related to the compensation of all executives, including the CEO.
Our compensation philosophy is to provide a competitive compensation package that will:

•	fairly compensate our executive officers;

•	attract and retain qualified executive officers who are able to contribute to the long-term success of our company;

•	align our executives’ long-term interests with those of our shareholders.
We view the quality of our executive officers as critical to our long-term value. The compensation of our executive officers is, to a large degree, based upon achieving revenue and earnings targets, along with personal performance objectives and is designed to reward outstanding performance. The committee also reviews our compensation policies and practices for other employees and determines whether any risks arise from such policies and practices, including risk-taking incentives created from such policies and practices that would likely have a material adverse effect on the Company.
Our compensation committee is authorized to engage the services of outside consultants and advisors with respect to executive compensation. We expect the compensation committee to manage our executive officer compensation programs on a flexible basis that allows it to respond to market and business developments by allocating compensation between long-term and current compensation or between cash and non-cash compensation. While the Company considers the overall mix of compensation components in its review of compensation matters, it has not adopted formal or informal policies or guidelines. We expect our mix of compensation components to be primarily composed of:

Component	Objective
Base Salary	Attract and retain executives
Annual Cash Incentive Bonus	Incentivize short-term performance
Equity compensation	Align executive compensation with the long-term success of the Company and shareholder’s interest
Other Benefits	Attract and retain executives and facilitate the performance of their job functions
Protect executive officers against adverse personal consequences that could result from acting in the best interests of our shareholders if a change in control of the Company were to occur

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus (2)	All Other Compensation (3)	Total
Ellis Yan, CEO and Chairman	2013	$701,632	$294,662	$188,672	$1,184,966
Thomas Luecke, Senior Vice President-EMEA	2013	314,427	156,320	108,230	578,977
Solomon Yan, President and Vice-Chairman	2013	386,774	65,347	—	452,121

(1)
Thomas Luecke and Solomon Yan receive their salary compensation in British pound sterling and Chinese yuan, respectively. The amounts above have been converted into U.S. dollars using the average exchange rates for such period of £ / $ of 1.5632 and ¥ / $ of 0.1612.

(2)
The amounts reflect the discretionary bonus paid for performance, as discussed further below under “Annual Bonus.” Thomas Luecke and Solomon Yan receive their bonus compensation in British pound sterling and Chinese yuan, respectively. The amounts above have been converted into U.S. dollars using the average exchange rates for such period of £ / $ of 1.5632 and ¥ / $ of 0.1612.

(3)	The following table provides information related to the compensation reported in the All Other Compensation column.

	Defined Contribution Plans (4)	Life Insurance Premiums (4)	Automobile Allowance (4)	Financial Planning Services (4)	Total
Ellis Yan	$4,115	$94,601	$9,600	$80,356	$188,672
Thomas Luecke	78,160	11,311	18,759	—	108,230

(4)	The amounts of All Other Compensation are discussed further below under “Other Perquisites and Personal Benefits.”
Employment Agreements
Ellis Yan entered into an employment agreement with our subsidiary, Technical Consumer Products, Inc., effective as of July 1, 2012 for a term of three years with automatic one year renewals unless the agreement is terminated by either party. Under his employment agreement, he is paid a minimum annual base salary of $685,000 and is eligible for an incentive bonus upon the achievement of certain management objectives set out each year by the board of directors. He is also eligible for equity-based awards. In addition, Mr. Yan is provided with life insurance coverage, an automobile, an allowance for personal financial planning and tax preparation, and on-call services of a personal physician. If his employment agreement is not renewed by us or if he is terminated without cause or if he terminates his employment for good reason, he is entitled to severance comprised of continuing salary for three years and any earned but unpaid bonus up to the effective date of termination. In addition, Mr. Yan is entitled to either continuation of medical, dental and other health benefit plans or reimbursement of premiums for similar coverage and payment of any unused vacation. In the event of a change of control in which Mr. Yan is not offered the same or comparable position in the surviving company, any stock options held by Mr. Yan will accelerate and become vested and exercisable immediately, in addition to the severance benefits described immediately above.
Thomas Luecke entered into an employment agreement with our subsidiary, Technical Consumer Products Limited, effective as of January 3, 2013, for a term of three years, unless it is terminated earlier. Under his employment agreement, he is paid a minimum annual base salary of £200,000 (approximately $314,000) and is eligible for an incentive bonus upon the achievement of certain management objectives set out each year. He is also eligible for equity-based awards. If his employment agreement is not renewed by us or if he is terminated without cause or if he terminates his employment for good reason, he is entitled to severance comprised of continuing salary for eighteen months and any earned but unpaid bonus up until the date of termination. In addition, Mr. Luecke is entitled to payment of any accrued or unused vacation. Mr. Luecke is entitled to either continuation of medical, dental and other health benefit plans or reimbursement of premiums for similar coverage and payment of any unused vacation. In the event of a change of control in which Mr. Luecke is not offered the same or a comparable position in the surviving company, any stock options held by Mr. Luecke will accelerate and become vested and exercisable immediately, in addition to the severance benefits described immediately above.
Solomon Yan entered into an employment agreement with our subsidiary, Shanghai Qiangling Electronic Co., Ltd., effective as of September 1, 2010, for a term of six years unless the agreement is terminated by either party. Under his employment agreement, he is paid a minimum annual base salary of ¥1,920,000 (approximately $310,000).
We expect to enter into revised employment agreements with our named executive officers to comply with Swiss law.
Annual Bonus
We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations for each fiscal year. Each named executive officer has the opportunity to earn an annual discretionary bonus. Our executives’ bonuses have historically been influenced by a number of corporate objectives, taken together. Some of the objectives considered by our CEO in determining the amount of discretionary bonus to be awarded to each executive officer are:

•	overall corporate performance;

•	the nature and scope of the officer’s responsibilities; and

•	the individual’s performance.
Other Perquisites and Personal Benefits
We provide the following perquisites to our executive officers:

•
Defined contribution plans: offered to our executive officers to facilitate their retirement planning in a tax advantageous manner. Ellis Yan participates in a defined contribution employee retirement plan intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code offered for the benefit of all our U.S. employees. As stipulated in his employment agreement, Thomas Luecke receives contributions to his self-invested individual retirement account, which is a tax advantageous savings vehicle.

•	Automobile allowance: offered to our executive officers to facilitate the performance of their job functions that requires frequent travel.

•	Life insurance premiums: offered to our executive officers to facilitate their retirement planning.

•
Financial planning services: offered to help the named executive officers maintain their focus on the Company by minimizing the time they need to spend on financial planning and tax return preparation.

•	Physician services: offered to executive officers to help ensure their health and to facilitate early detection of any medical issues.
Pension Benefits
Our executive officers did not participate in, or otherwise receive any benefits under, any pension plan sponsored by us during 2013.
Nonqualified Deferred Compensation
Our executive officers did not participate in, or otherwise receive any benefits under, any nonqualified deferred compensation plan sponsored by us during 2013.
Potential Payments Upon Termination of Employment or Upon Change in Control
See “—Employment Agreements” above.

2014 Omnibus Incentive Plan
Our board of directors and shareholders have adopted and approved our 2014 Omnibus Incentive Plan, or the 2014 Plan. The purpose of our 2014 Plan is to enable us to grant cash and equity-based incentive awards intended to attract, motivate and retain qualified employees, directors and other eligible service providers, and to align their financial interests with those of our shareholders.
We have approximately 1,190,004 restricted share units outstanding as of December 9, 2014 under the 2014 Plan to our employees, directors and other eligible service providers. We filed a registration statement on Form S-8 with the SEC covering the common shares issuable under the 2014 Plan on June 25, 2014.
Following is a brief summary of the material terms of our 2014 Plan.
Eligibility for Participation. Our 2014 Plan permits the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, to our and any of our subsidiaries’ employees, and the grant of non-qualified options, share appreciation rights, restricted shares, restricted share units, other forms of equity-based awards and cash-based incentive awards to our and any of our affiliates’ (or, if necessary to avoid the imposition of additional taxes under Section 409A of the Code, our subsidiaries’) employees, directors, consultants and independent contractors.
Authorized shares. We have reserved 2,500,000 common shares for issuance under the 2014 Plan. If any common shares subject to an award under the 2014 Plan are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the applicable participant, the shares with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 2014 Plan.
Certain Limitations. When Section 162(m) of the Code becomes applicable to us, the maximum aggregate number of common shares subject to awards that may be granted during any fiscal year to any individual who is likely to be a “covered employee” as defined in Section 162(m) of the Code will not exceed 500,000 shares, and the maximum cash award that may be granted to any such employee during any fiscal year is $5,000,000.
Administration. In general, our 2014 Plan is administered by the compensation committee of our board of directors. Subject to the discretion of the board, in the case of awards intended to qualify for the “performance-based compensation” exemption from Section 162(m) of the Code, the compensation committee will consist of at least two “outside directors” within the meaning of Section 162(m) of the Code. Subject to the terms of our 2014 Plan, the compensation committee (or its designee) may select, from those eligible participants, the persons who will receive awards, the types of awards to be granted, the purchase price (if any) to be paid for shares covered by the awards, and the vesting (including acceleration of vesting), forfeiture and other terms and conditions of the awards, and will have the authority to make all other determinations necessary or advisable for the administration of the 2014 Plan. The compensation committee will also have the ability to construe and interpret the terms and provisions of the 2014 Plan (and any award agreement relating thereto).
Options. We may issue non-qualified options and ISOs under the 2014 Plan. The terms and conditions of any options granted to a participant will be set forth in an award agreement as determined by the compensation committee. The exercise price of any option granted under our 2014 Plan must be at least equal to the fair market value of the common shares on the date the option is granted (110% of fair market value in the case of ISOs granted to ten percent shareholders). The maximum term of an option granted under our 2014 Plan is 10 years.
Subject to the terms of the 2014 Plan, the compensation committee determines the vesting and other terms and conditions of options granted under our 2014 Plan and the compensation committee has the authority to accelerate the vesting of any option in its sole discretion.
Share Appreciation Rights. The terms and conditions of any share appreciation rights (“SARs”) granted to a participant will be set forth in an award agreement as determined by the compensation committee. A SAR allows the recipient to receive payment, in cash and/or common shares, in an amount equal to the appreciation in the fair market value of our common shares between the date the stock appreciation right is granted and the date it is exercised. SARs may be granted under the 2014 Plan either alone or in conjunction with all or part of any option granted under the 2014 Plan. A free-standing SAR granted under the 2014 Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a common share over a specified price fixed by the compensation committee (which shall be no less than fair market value at the date of grant). A SAR granted in conjunction with all or part of an option under the 2014 Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of such all or part of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a common share over the exercise price of the related option.
Restricted Shares. The terms and conditions of any restricted share awards granted to a participant will be set forth in an award agreement as determined by the compensation committee. Under a restricted share award, we issue common shares to the recipient of the award, subject to vesting conditions and transfer restrictions that lapse over time or upon achievement of performance conditions. The compensation committee will determine the vesting schedule and performance objectives, if any, applicable to each restricted share award. Subject to the provisions of the 2014 Plan and the applicable award agreement, the compensation committee has the sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances included, without limitation, the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability.
Restricted Share Units. The terms and conditions of any restricted share units (“RSUs”) granted to a participant will be set forth in an award agreement as determined by the compensation committee. Each RSU represents the right to receive an amount in cash or common shares, or any combination thereof, equal to the fair market value of a common share at the end of a restricted period and/or upon the achievement of performance conditions. The compensation committee determines the vesting schedule and performance objectives, if any, with respect to each RSU. The holder of an RSU will generally have no rights as a shareholder unless and until the underlying shares have been issued to the participant.
Other Share-Based and Cash-Based Awards. The compensation committee may make other forms of equity-based awards under our 2014 Plan, including, for example, share bonus awards, other share-based awards and dividend equivalent awards. In addition, the 2014 Plan authorizes the compensation committee to make annual and other cash incentive awards based on achieving performance goals that are pre-established by the compensation committee.
Performance Goals. The compensation committee may grant awards of restricted shares, RSUs, and other cash and share-based awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals permitted under the 2014 Plan and established by the compensation committee. The compensation committee may establish, among others, the following performance goals for awards intended to qualify as “performance based compensation”: (i) earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; and (vi) share price appreciation.
Award Agreements. Awards granted under the 2014 Plan will be evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change in control or conditions regarding the participant’s employment, as determined by the compensation committee in accordance with the 2014 Plan.
Capital Changes. In the event of certain changes in our capitalization, such as a reorganization, stock split, merger or similar change in our corporate structure or the number of outstanding common shares, our compensation committee makes appropriate adjustments to the aggregate and individual share limits and to the number, class and/or exercise price under outstanding awards in order to prevent undue diminution or enlargement of the benefits or potential benefits available under our 2014 Plan.

Change in Control. Provisions relating to a change in control of the Company, including the rights of participants with respect to awards outstanding, may be set forth in the award agreements, as determined by the compensation committee.
Forfeiture and Recovery. Pursuant to the terms of the 2014 Plan, awards will be subject to our forfeiture and recovery policies.
Amendment and Termination. The board of directors has the authority to amend or terminate the 2014 Plan, provided such action does not adversely affect the rights of participants with respect to then outstanding awards. Amendments to the 2014 Plan will be subject to shareholder approval if such approval is necessary in order to satisfy applicable legal or stock exchange listing requirements. Unless sooner terminated, the 2014 Plan will automatically terminate after 10 years.
Risks Related to Compensation Policies and Practices
After reviewing an annual risk assessment of our compensation policies and practices conducted by management, the compensation committee does not believe there are any risks from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on us.
OTHER MATTERS
Ownership of Shares by Directors, Director Nominees and Executive Officers
The following table sets forth information regarding the beneficial ownership of our common shares as of November 24, 2014 and as adjusted to reflect the sale of our common shares in this offering by:

•	each person or group of affiliated persons that we know beneficially owns more than 5% of our outstanding common shares;

•	each of our members of senior management;

•	each of our directors and our director nominee; and

•	all of our directors, our director nominee and senior management as a group.
Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Common shares that are subject to warrants or stock options that are presently exercisable or exercisable within 60 days of November 24, 2014, are deemed to be outstanding and beneficially owned by the person holding the warrants or stock options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person. Percentage ownership is based on 27,696,288 common shares outstanding on November 24, 2014.
Except as indicated in the footnotes to this table, each shareholder in the table has sole voting and investment power over our common shares shown as beneficially owned by it. Those shareholders that own 5% or more of our outstanding common shares do not have different voting rights from our other shareholders.

Name	Common Shares Beneficially Owned

	Number	Percent
Non-Management shareholders:
Lillian Yan Irrevocable Stock Trust[1]	2,249,608	8.1%
Cherry Plus Limited[2]	2,034,789	7.4%

Senior Management and Directors:
Ellis Yan[3]	11,561,191	41.8%
Solomon Yan[4]	4,787,843	17.3%
Brian Catlett[3]	-	-
Timothy Chen[3]	-	-
Jorge Fernandez[3]	-	-
Laura Hauser[3]	-	-
Thomas Luecke[3]	-	-
Huaqing Wang[4]	-	-
Naiqi Zhao[4]	-	-
Eric Peterson[3]	5,000	less than 0.1%
George Strickler[3]	8,000	less than 0.1%

Director Nominee:
Steven Willensky[3]	-	-

All directors, director nominees and senior management as a group (12 members)	20,646,431	74.6%

(1)
Lillian Yan is the beneficiary of the trust and is the daughter of Ellis Yan. The trustees of the trust are Valarie Campbell and Ira Kaplan. The trust’s address is c/o Ira Kaplan, 200 Public Square, Ste. 2300, Cleveland, Ohio 44114.

(2)
Cherry Plus Limited is controlled by David Yan’s Trust, a trust formed for the benefit of David Yan, who is the son of Solomon Yan. Cherry Plus Limited’s address is c/o Portcullis TrustNet (BVI) Limited, P.O. Box 3444, Road Town, Tortola, British Virgin Islands.

(3)	The mailing address for this director, director nominee, or officer is c/o TCP International Holdings Ltd., 325 Campus Drive, Aurora, Ohio 44201, United States.

(4)	The mailing address for this director or officer is c/o TCP International Holdings Ltd., No. 139 Wangdong Rd (S), Songjiang, Shanghai, PRC 201601.
Shareholders Agreement
Ellis Yan, Solomon Yan, the Lillian Yan Irrevocable Stock Trust and Cherry Plus Limited are parties to a shareholders Agreement dated as of March 21, 2012, as amended on June 24, 2014, which sets forth certain significant provisions relating to, among other things, our board of directors and transfer restrictions.
Board of Directors. The Shareholders Agreement provides that, as long as the parties to the Shareholders Agreement own a majority of the outstanding common shares, each of the parties will vote his, her or its common shares and take all other necessary actions to cause our board of directors to include (i) Ellis Yan (or his designee), as long as he owns one common share, (ii) Solomon

Yan (or his designee), as long as he owns one common share, and (iii) such other nominees as designated by Ellis Yan. This voting obligation generally requires a vote against the removal of any director referred to above and a vote for filling any vacancy created by resignation, removal or death of a director with an individual designated by the shareholder.
Transfer Restrictions. The Shareholders Agreement places certain restrictions on the transfer of the common shares held by the parties to that agreement. With certain limited exceptions, those parties cannot transfer the common shares they hold without first offering those common shares to the other parties.
Related Party Transactions
Transactions with Our Directors and Principal Officers
Loans to and from shareholders; Shareholder Guarantee. During 2013 and the first quarter of 2014, a non-interest bearing loan of $1.9 million due to us from TCP Campus was outstanding. See “Transactions with Entities That Have Historically Been Treated as VIEs—TCP Campus.”
In December 2013, our Asian subsidiaries agreed to extinguish all outstanding balances under non-interest bearing loans due to them from Ellis Yan and Solomon Yan. The aggregate amount owed to those subsidiaries was $46.7 million on the date of extinguishment. As these Asian loans historically were recorded as a reduction to equity in the consolidated balance sheets, the forgiveness was recorded as a direct charge to equity in the fourth quarter of 2013.
Historically, our shareholders made non-interest bearing loans to finance ongoing capital needs of certain of our Chinese subsidiaries. In the fourth quarter of 2013, the Chinese subsidiaries repaid all outstanding balances under non-interest bearing loans due to Solomon Yan, financed by $30.2 million of short-term bank loans that have been guaranteed by Solomon Yan through October and November 2014. We have obtained a letter from Solomon Yan confirming that he will continue to guarantee these short term loans, as necessary, through December 31, 2014.
No such loans to or from our directors and executive officers or their relatives will be made in the future.
Leases from SFX and Solomon Yan. Solomon Yan’s wife owns Shanghai Fengxin Energy-Saving Eco-Friendly Technology Limited, or SFX, which leases warehouse and office space to Shanghai Qiangling Electronic Co., Ltd., or SQL, one of our Chinese subsidiaries. SQL also leases apartments for employee housing from Solomon Yan. There are four such leases which began on January 1, 2014 and extend for three or four years. The maximum rent SQL pays per year is approximately ¥2.4 million (approximately $0.4 million).
Sale of Building. In December 2013, we sold a building owned by one of our Chinese subsidiaries to an entity owned and controlled by Solomon Yan for $0.7 million.
Transactions with Entities That Have Historically Been Treated as VIEs
ZFX. Solomon Yan’s wife owns 100% of the stock of Zhenjiang Fengxin Electronic Co. Ltd., or ZFX, which through 2011 had assembled inventory for our Asian operations. All of the revenues and income of ZFX had been derived from transactions with us. We were deemed to have controlled the activities of ZFX and we were its primary beneficiary; the results of ZFX were consolidated with our results and all transactions between us and ZFX were eliminated in consolidation. In 2013, the shareholder of ZFX formally dissolved the entity, resulting in income to ZFX from the forgiveness of intercompany and third party liabilities, pursuant to which we realized a net gain of $0.3 million.
TCP Campus. TCP Campus was formed in 2005 to purchase, construct and own the warehouse and office space in Aurora, Ohio that was utilized by and recorded as a capital asset of TCP US, and which was wholly owned by the CEO and his family until

June 2014. TCP Campus’s initial funding included a non-interest bearing loan for $3.3 million from TCP US and a nominal equity contribution by the equity owner. As of March 31, 2014, the loan amount outstanding to us from TCP Campus was $1.8 million. TCP US entered into a net lease with TCP Campus on June 16, 2006, which was amended on April 12, 2007. We entered into an agreement with an entity owned by Ellis Yan and his wife in June 2014 whereby we acquired all of the membership interests of TCP Campus and eliminated the associated financing liability. In exchange, we transferred the warehouse we own in Aurora, Ohio to the entity owned by Ellis Yan and his wife. The net assets of TCP Campus consist of the warehouse and office space formerly leased by us and a related mortgage of approximately $5.6 million. In contemplation of this transaction, we forgave the loan outstanding of $1.7 million from TCP Campus in May 2014. The annual mortgage payments on the assumed TCP Campus facility are $0.5 million through May 2017, with interest at 5.97% and a lump sum payment of $5.1 million due in May 2017.
Code of Ethics for Principal Executive and Senior Financial Officers
We have a Code of Ethics for Principal Executive and Senior Financial Officers ("Code") that applies to all of our directors, officers and employees, including the principal executive officer, principal financial officer and, principal accounting officer or controller (or persons performing similar functions). Any waiver of this Code for executive officers or directors may be made only by our board of directors or a committee of our board of directors and will be promptly disclosed to our shareholders. If we make any substantive amendments to this Code or grant any waiver, including an implicit waiver, from a provision of the Code to the CEO, Chief Financial Officer, Controller or any person performing similar functions, we will disclose the nature of such amendment or waiver on our website, or in a report on Form 8-K, as required by the rules promulgated by the SEC and the applicable NYSE listing standards. Since the beginning of 2014, our board of directors has not granted any waivers of our Code of Business Conduct and Ethics.
Our Code is publicly available on our website at http://investors.tcpi.com. A copy of our Code may also be obtained upon request, without charge, by writing to Laura A. Hauser, Esq., General Counsel and Secretary, TCP International Holdings Ltd., 325 Campus Drive, Aurora, Ohio 44202, United States.
Indemnification of Directors and Executive Officers
Under Swiss law, a corporation may indemnify a director or officer of the corporation against losses and expenses, unless arising from his or her unlawful conduct or gross negligence, including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.
Subject to Swiss law, Article 38 of our articles of association provides for indemnification of our directors and officers for liabilities arising in connection with the performance of their duties, and permits us to advance the expenses of defending any act, suit or proceeding to our directors and officers. We have obtained directors’ and officers’ liability insurance for each of the members of the board of directors and our senior management.
In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by him in the proper execution of his duties under the employment agreement. We have entered into indemnification agreements with each of the members of the board of directors and our senior management.
Section 16(a) Beneficial Ownership Reporting Compliance
Federal securities laws require the Company’s executive officers and directors, and persons who own more than ten percent of the Company’s shares, to file initial reports of ownership and reports of changes in ownership of the Company’s equity securities with the SEC. Based solely on a review of such reports furnished to the Company, the Company believes that no director, officer or beneficial owner of more than ten percent of the Company’s shares failed to file a report on a timely basis in 2014, except for one Form 4 filing made by Mr. Peterson, which was filed 93 days late.

Householding
The SEC permits a single proxy statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as "householding," reduces the volume of duplicate information that shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate proxy statements wishes to receive a single proxy statement in the future, that shareholder should contact their broker or send a request to Laura A. Hauser, Esq., General Counsel and Secretary, TCP International Holdings Ltd., 325 Campus Drive, Aurora, Ohio 44202, United States, telephone number +1 (330) 995-1330. We will deliver, promptly upon written or oral request to Ms. Hauser, a separate copy of this proxy statement to a beneficial shareholder at a shared address to which a single copy of the document was delivered.
Other Matters
Our board of directors is not aware of any matters that are expected to come before the Extraordinary General Meeting other than those described in this proxy statement and the Notice of and Invitation to Attend the Extraordinary General Meeting of shareholders. If other matters should properly come before the meeting, the independent proxy will vote the proxies in accordance with the instructions received. In the absence of instructions, the respective shares will not be voted.

By Order of the board of directors

/s/ Laura A. Hauser
Laura A. Hauser General Counsel and Secretary December 2, 2014

ADMISSION TICKET
If you choose to attend the TCP International Holdings Ltd. Extraordinary General Meeting of Shareholders on December 29, 2014 at 2:00 p.m., Eastern Standard Time, at the offices of our subsidiary at 325 Campus Drive, Aurora, Ohio 44202, United States, in person, please mark the appropriate box on the proxy card, sign and date the proxy card and return it in the enclosed postage pre-paid envelope arriving no later than prior to the start of the Extraordinary General Meeting. In addition, present this admission ticket, together with proof of identification, for admission to the meeting. If you have several admission tickets, please present all of them for validation at the meeting.
You must Separate This Admission Ticket Before Returning the Proxy Card in the Enclosed Envelope

THIS TICKET IS NOT TRANSFERABLE

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE
PROXY - TCP INTERNATIONAL HOLDINGS LTD. SOLICITED BY THE BOARD OF DIRECTORS TO BE VOTED BY THE INDEPENDENT PROXY FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 29, 2014, 2:00 P.M. EASTERN STANDARD TIME, AT THE OFFICES OF OUR U.S. SUBSIDIARY AT 325 CAMPUS DRIVE, AURORA, OHIO 44202, UNITED STATES.
Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting: The Notice and Proxy Statement is available at www.proxyvote.com.
TCP INTERNATIONAL HOLDINGS LTD.
PROXY
EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
To be held on December 29, 2014
By signing this proxy card you instruct the Independent Proxy (or the substitute proxy appointed by the Board of Directors if the Independent Proxy is incapable of acting) (i) to vote FOR the recommendations of the Board of Directors with regard to Agenda Items 1 and 2, and (ii) to vote in accordance with the position of the Board of Directors in case of new or amended Proposals regarding announced as well as new Agenda Items (provided such new Agenda Items are permissible according to article 700 para 3 of the Swiss Code of Obligations).
If you wish to provide the Independent Proxy (or the substitute proxy appointed by the Board of Directors if the Independent Proxy is incapable of acting) with explicit instructions (i.e., (i) explicit instructions with regard to one or several of Agenda Items 1 and 2, as announced in this proxy card, or (ii) general instructions with regard to new or amended Proposals to announced Agenda Items and with regard to new Agenda Items), please mark the respective box(es) on the reverse side of this proxy. By signing and returning the proxy card, the undersigned hereby appoints Squire Patton Boggs (US) LLP, 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114, United States (or the substitute proxy appointed by the Board of Directors if the Independent Proxy is incapable of acting) as Independent Proxy to represent all registered shares of TCP International Holdings Ltd. registered in the name of the undersigned at the Extraordinary General Meeting of Shareholders to be held at the above indicated place and time or any postponements thereof.
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. This Proxy Card, once duly signed, remains valid until revoked by the undersigned. It remains valid for any postponements of the Extraordinary General Meeting or any agenda items thereof.
Continued and to be signed on reverse side

TCP INTERNATIONAL HOLDINGS LTD. / TCPI
The board of directors recommends a vote “FOR” all Proposals.

1.	Election of one director effective as of the Election Effective Date. Nominee: Steven Willensky	FOR ☐	AGAINST ☐	ABSTAIN ☐
2.	Election of a Member of the Compensation Committee of the Board of Directors effective as of the Election Effective Date. Nominee: Steven Willensky	FOR ☐	AGAINST ☐	ABSTAIN ☐
General instructions for the Independent Proxy in case of new or amended Proposals to Agenda Items that have been pre-announced and to new Agenda Items pursuant to article 700 para 3 of the Swiss Code of Obligations:

3.
If new or amended Proposals, as well as new Agenda Items according to article 700 para 3 of the Swiss Code of Obligations, are put before the meeting, by marking the box to the right, I hereby instruct the Independent Proxy (or the substitute proxy appointed by the board of directors if the Independent Proxy is incapable of acting) to vote as follows:
	In accordance with the position of the Board of Directors ☐	Against new/amended Proposals or Agenda Items ☐	Abstain ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [Please sign within box]	Date	Signature [joint owner]	Date